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                                                                    EXHIBIT 99.1


NEWS RELEASE

BAKER HUGHES ANNOUNCES COMPLETION OF SEISMIC VENTURE WITH SCHLUMBERGER

HOUSTON--(BUSINESS WIRE)--Nov. 30, 2000--Baker Hughes Incorporated (NYSE:BHI) (PCX:BHI)(EBS:BHI) announced today the formation of its Western GECO seismic venture with Schlumberger Limited.

Western GECO is comprised of the seismic fleets, data processing assets, exclusive and nonexclusive multi-client surveys, and other assets of the Western Geophysical division of Baker Hughes and Schlumberger's Geco-Prakla. The former president of Western Geophysical, Gary Jones, has been named president of Western GECO.

Under the terms of the transaction, Baker Hughes received approximately $500 million, including approximately $493 million in cash and the balance in certain working capital credits. In the transaction Baker Hughes retained certain working capital and other assets of its Western Geophysical division, valued at approximately $100 million. The company disposed of a portion of these assets prior to closing and expects to liquidate the balance to further reduce the company's outstanding debt. Baker Hughes' cash proceeds from the transaction were used to reduce debt. Western GECO is owned 70% by Schlumberger and 30% by Baker Hughes.

Although the venture was formed today, regulatory approval is pending in certain jurisdictions including the United Kingdom.

Baker Hughes is a leading provider of drilling, formation evaluation, completion and production products and services to the worldwide oil and gas industry.

NOT INTENDED FOR BENEFICIAL HOLDERS

  --30--EB/ho*

CONTACT:
Baker Hughes Incorporated, Houston
Gary R. Flaharty, 713/439-8039
gary.flaharty@bakerhughes.com